UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): April 28, 2010

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2010, Bret Scholtes, age 40, joined the Company as its Senior Vice President – Corporate Development.

From 2006 to April 2010, Mr. Scholtes served as Vice President – Origination at GE Energy Financial Services, a global energy investment firm. From 2001 to 2006, Mr. Scholtes served as Director of Corporate Development at Reliant Energy, Inc., an electricity and energy services provider. Prior to this, Mr. Scholtes held positions with Enron Corporation, an integrated natural gas and electricity company, as well as two major public accounting firms. Mr. Scholtes has a B.S. in Accounting from the University of Missouri and a M.B.A. from New York University.

The Company has entered into a letter agreement with Mr. Scholtes pursuant to which he is entitled to receive an annual salary of $225,000 per year, a year-end cash bonus up to 60% of his base salary, and a non-qualified option to purchase 100,000 shares of the Company’s common stock under the Company’s 2006 Incentive Plan. The stock options have a 10 year term and a $6.39 strike price (the fair market value as defined by the Incentive Plan on the date of grant) and will vest in 1/3rd increments on each anniversary of the grant date. Mr. Scholtes is also entitled to participate in the Company’s employee benefit programs.

The Company issued a press release dated April 28, 2010 regarding Mr. Scholtes, a copy of which is attached as Exhibit 10.3

The letter agreement is attached hereto as Exhibit 10.1, the stock option agreement for the option grant is attached hereto as Exhibit 10.2, and the press release is attached as Exhibit 10.3 and each is incorporated herein by reference. The forgoing descriptions of the letter agreement, stock option agreement and press release do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

10.1	Letter Agreement between the Company and Bret Scholtes dated April 15, 2010.

10.2	Stock Option Agreement between the Company and Bret Scholtes dated April 28, 2010

10.3	Press Release of the Company dated April 28, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation
Dated: April 30, 2010
/S/ JOHN D. HELD
John D. Held
Executive Vice President, General
Counsel and Secretary